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                                                                       EXHIBIT 5

MORGAN STANLEY DEAN WITTER

                                                     ONE FINANCIAL PLACE
                                                     440 SOUTH LASALLE STREET
                                                     CHICAGO, ILLINOIS 60605
                                                     (312) 706-4000

                                                                 August 21, 1999

Board of Directors
OmniQuip International, Inc.
222 East Main St.
Port Washington, Wisconsin 53074

Members of the Board:

We understand that OmniQuip International, Inc. ("OmniQuip" or the "Company"), Textron Inc. ("Parent") and Telescope Acquisition Inc., a wholly owned subsidiary of the Parent ("Purchaser") have entered into an Agreement and Plan of Merger dated August 21, 1999 (the "Agreement"), which provides, among other things, for (i) the commencement by Purchaser of a tender offer (the "Offer") for all outstanding shares of common stock, par value $0.01 per share (the "Company Common Stock") of OmniQuip for $21 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Purchaser with and into the Parent. Pursuant to the Merger, OmniQuip will become a wholly owned subsidiary of the Parent and each outstanding share of the Company Common Stock other than shares held in treasury or held by the Parent or any direct or indirect wholly-owned subsidiary of the Parent or as to which dissenters' rights have been perfected, will be converted into the right to receive $21 per share in cash. The terms and conditions of the Offer and the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of the Company;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) analyzed certain financial projections prepared by the management of the Company;

     (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

     (v) reviewed the reported prices and trading activity for the Company Common Stock;

     (vi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (viii) participated in discussions and negotiations among representatives of the Company, the Parent and certain other parties and their financial and legal advisors;
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Board of Directors                                    MORGAN STANLEY DEAN WITTER
August 21, 1999
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     (ix)   reviewed the Agreement and certain related documents;

     (x)    considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Offer and the Merger will be consummated in accordance with the terms set forth in the Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services, including providing senior loans for the Company and Parent and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in filings with the Securities and Exchange Commission made in connection with the Offer.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ FRANCIS J. OELERICH III
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                                              Francis J. Oelerich III
                                              Managing Director